SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 13G
(Rule 13d-102)

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INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. _____________)*

TIANYIN PHARMACEUTICAL CO, INC.

 (Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

88630M104
(CUSIP Number)

March ___, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 OF 10

CUSIP No. 88630M104
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    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              TriPoint Global Equities, LLC (EIN No. 87-0789160)
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Maryland
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
              -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1,565,927
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,565,927
-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         1,565,927
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         9.69%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON
         BD
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 3 OF 10

CUSIP No. 88630M104
-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Michael Boswell
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                  1,565,927
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,565,927
-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         1,565,927
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
        9.69%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON
         IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 4 OF 10

CUSIP No. 88630M104

-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Mark Elenowitz
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1,565,927
OWNED BY
               -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING
               -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,565,927

-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         1,565,927
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         9.69%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 OF 10

CUSIP No. 88630M104

-----------------------------------------------------------------------------

     (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Louis Taubman
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1,565,927
OWNED BY
               -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING
               -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,565,927

-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         1,565,927
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

---------------------------------------------------------------------------

    (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         9.69%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

Schedule 13G                                                     PAGE 6 OF 10

ITEM 1(a).  NAME OF ISSUER:
          Tianyin Pharmaceutical Co., Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           11th Floor, South Tower, Jinjiang Times Garden

           107 Jin Li Road West, Chengdu , P. R. China, 610072

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:

(i)

TriPoint Global Equities, LLC (“TriPoint”), a Maryland limited liability company, with respect to the securities beneficially owned by it;

(ii)

TPF Holdings, LLC (“Holdings”), a Maryland limited liability company, is a holding company that owns 100% of TriPoint.

(iii)

Michael Boswell, Louis Taubman and Mark Elenowitz own 100% of TriPoint and Holdings. However, Louis Taubman does not maintain any voting, dispositive or investment powers over TriPoint.  Additionally, TriPoint Capital Advisors, LLC (“TriPoint Capital”), a Maryland limited liability company is indirectly owned and managed by Louis Taubman, Michael Boswell and Mark Elenowitz.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                  PAGE 7 OF 10

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
           The business address of each of the Reporting Persons is 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20879.

ITEM 2(c).  CITIZENSHIP:
           TriPoint Global Equities, LLC is a Maryland limited liability company. Michael Boswell, Louis Taubman and Mark Elenowitz are United States citizens

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock,$.001 par value

ITEM 2(e).  CUSIP NUMBER:     88630M104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:

         (a)  [X] Broker or dealer registered under Section 15 of the Act

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

         (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act

         (d)  [ ]  Investment Company registered under Section 8 of the
                   Investment Company Act of 1940

         (e)  [ ]  Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940: see Rule 13d-
                   1(b)(1)(ii)(E)

         (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                   Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

         (g)  [ ]  Parent Holding Company, in accordance with Rule 13d-
                   1(b)(ii)(G);

         (h)  [ ]  Savings Associations as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

         (i)  [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                   Company Act of 1940;

Schedule 13G                                                    PAGE 8 OF 10

         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [ ]

ITEM 4.   OWNERSHIP.

        TriPoint is a Maryland limited liability company, which is 100% owned by Michael

Boswell, Louis Taubman and Mark Elenowitz. Michael Boswell and Mark Elenowitz are the Managers of TriPoint and, as such, they may be deemed to control such entity and therefore be the beneficial owners of the securities in this Schedule 13G.  Louis Taubman does not maintain any voting, dispositive or investment powers over TriPoint.

       A. TriPoint
       (a) Amount beneficially owned:1,565,927**
       (b) Percent of class: 9.69%
           (All percentages herein are based on 14,587,200 shares of Common Stock reported to be outstanding as of February 12, 2008 as reflected in the 10-QSB filed for the three months ending December 31, 2007.)**
        (c) Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                       0
                (ii)   shared power to vote or to direct the vote
                       1,565,927
                (iii)  sole power to dispose or to direct the disposition
                       of 0
                (iv)   shared power to dispose or to direct the disposition
                       of 1,565,927

**This number includes the 1,260,927 shares of common stock underlying the placement agent warrants TriPoint received as placement agent of the private financings the Issuer completed in January 2008 and the 305,000 shares of the Issuer’s common stock that TriPoint Capital owns.  Mark Elenowitz and Michael Boswell, are the Managers of TriPoint and, as such, they may be deemed to control such entity and therefore be the beneficial owners of the securities owned by TriPoint.  Mark Elenowitz, Michael Boswell and Louis Taubman are the Managers of Tripoint Capital and as such, they may be deemed to control such entity and therefore be the beneficial owners of the securitied owned by Tripoint Capital.

B. Michael Boswell
       (a) Amount beneficially owned: 1,565,927
       (b) Percent of class: 9.69%
       (c) Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                       0
                (ii)   shared power to vote or to direct the vote
                       1,565,927
                (iii)  sole power to dispose or to direct the disposition
                       of 0
                (iv)   shared power to dispose or to direct the disposition
                       of 1,565,827

C. Mark Elenowitz
(a) Amount beneficially owned: 1,565,927
(b) Percent of class: 9.69%
(c) Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote
                       0
        (ii)   shared power to vote or to direct the vote
                       1,565,927
        (iii)  sole power to dispose or to direct the disposition
                       of 0
         (iv)   shared power to dispose or to direct the disposition
                       of 1,565,927

D.  Louis Taubman
(a) Amount beneficially owned: 1,565,927
(b) Percent of class: 9.69%
(c) Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote
                       0
        (ii)   shared power to vote or to direct the vote
                       1,565,927
        (iii)  sole power to dispose or to direct the disposition
                       of 0
         (iv)  shared power to dispose or to direct the disposition of 1,565,927

Schedule 13G                                                     PAGE 9 OF 10

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

Schedule 13G                                                    PAGE 10 OF 10

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby make the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 20, 2008	/s/ Michael Boswell
Michael Boswell, individually and as Manager of TriPoint Global Equities, LLC

/s/ Mark Elenowitz
Mark Elenowitz, individually and as Manager of TriPoint Global Equities, LLC

/s/ Louis Taubman
Louis Taubman, individually and as Manager of TriPoint Global Equities, LLC